                                                                   EXHIBIT 10.18


                               LICENSE AGREEMENT
                               -----------------



     This License Agreement ("Agreement") is by and between Marble Sportswear, Inc. as LICENSOR and YES Clothing Co., a California corporation, as LICENSEE.


                              W I T N E S S E T H:
                              -------------------


     WHEREAS, LICENSOR owns rights in certain trademarks and copyrights (and the current applications for federal registration of certain other trademarks), as well as the associated goodwill;

     WHEREAS, LICENSEE desires to obtain an exclusive license to use such intellectual property rights in connection with the sale, marketing and distribution of certain goods; and,

     WHEREAS, LICENSOR is willing to grant such a license to LICENSEE under the terms of this Agreement.

     NOW THEREFORE, in consideration of the mutual promises contained herein and subject to the terms and conditions of this Agreement, LICENSOR and LICENSEE agree as follows:

1.   LICENSE GRANT
     -------------

     a. LICENSOR grants to LICENSEE only the exclusive right and license to use the Marks (as defined below) in the Territory in connection with the manufacture and wholesale sale of the Licensed Goods (as defined below) during the term of this Agreement.

     b. "Marks" is defined in this Agreement are the trademark and copyright registrations and applications for registration as shown in Exhibit A.

     c. "Licensed Goods" is defined in this Agreement as only the following men's and women's sportswear: casual blouses, casual dresses, casual jackets, jeans, overalls, casual shirts, shortalls, shorts, casual skirts, sweaters, sweatpants, sweatshirts, T-shirts, tank tops, casual trousers, casual vests.

     d.   "Territory" means United States of America and Puerto Rico.

     e. LICENSEE agrees that LICENSOR retains full ownership of the Marks and the goodwill associated with the Marks, that LICENSEE shall not acquire any rights in the Marks other than those rights expressly granted by this Agreement, and that use of the Marks by LICENSEE inures to the benefit of LICENSOR. LICENSEE agrees to cooperate fully with LICENSOR in securing and maintaining the goodwill of LICENSOR in the Marks, and
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to execute and deliver any and all agreements, instruments and other documents necessary or appropriate to secure, maintain and evidence such goodwill of LICENSOR in the Marks.

2.   TERM
     ----

     The term of this Agreement shall commence as of April 1, 1995, and expire on March 31, 2000.

3.   DEFINITIONS
     -----------

     a. "Allowances" and "Markdowns" are any written credit given by the LICENSEE to a customer after delivery.

     b. "Closeouts" are sales of Licensed Goods at a price reduction in excess of that permitted below.

     c.   "Contract Year" is each year of the Term commencing on April 1st.

     d. "Gross Sales" means sales (by LICENSEE) at the wholesale price of Licensed Goods as listed on the Licensed Goods Approval Form.

     e. "Net Sales" are Gross Sales of Licensed Goods less only credits taken by customers for returns, trade discounts, allowances and markdowns as permitted by this Agreement.

     f. "Trade discounts" are all reductions in the list wholesale selling price (as stated on the Licensed Goods Approval Form) which are customary in the trade and which are granted by LICENSEE in writing prior to delivery. All trade discounts must appear on the face of each invoice.

4.   ROYALTY AND ADVERTISING PAYMENTS
     --------------------------------

     a. It is the intention of the parties that royalties will be based on the bona fide wholesale prices at which LICENSEE sells Licensed Goods to independent retailers in arms' length transactions. If LICENSEE sells Licensed Goods to its affiliates, friends or employees, royalties shall be calculated on the basis of wholesale price stated on the Licensed Goods Approval Form for Licensed Good; and all such sales shall be stated separately on the Statement of Royalties (Exhibit B). A Licensed Good is considered "sold" upon the date when such Licensed Good is invoiced, shipped or paid for, whichever event occurs first.

     b. Each quarter commencing January 31, 1996, for goods sold after that date LICENSEE shall pay to LICENSOR and account for a non-refundable copyright and trademark royalty in an amount in United States Dollars equal to 7% (seven percent) on all of LICENSEE's Net Sales. This percentages is the "Trademark Royalty". The Trademark Royalty is due and payable as follows: the payment for January, February and March of each

                                      -2-
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year shall be due May 1; the payment for April, May and June shall be due August
1; the payment for July, August and September, shall be due November 1; and the payment for October, November and December shall be due February 1.

     c. Each quarter commencing January 31, 1996, for goods sold after that date LICENSEE shall pay to LICENSOR and account for a non-refundable advertising advance in an amount in United States Dollars equal to 2% (two percent) on all of LICENSEE's Net Sales. This percentage is the "Advertising Royalty". The Advertising Royalty is due and payable as follows: the payment for January, February and March of each year shall be due May 1; the payment for April, May and June shall be due August 1; the payment for July, August and September, shall be due November 1; and the payment for October, November and December shall be due February 1. The Advertising Royalty shall be used by LICENSOR to advertise and promote the marks licensed hereunder. LICENSOR agrees to provide to LICENSEE, upon LICENSEE's request, evidence that an amount at least equal to the Advertising Royalty has been applied by LICENSOR for such advertising and promotion.

     d. For each calendar quarter, LICENSEE shall pay LICENSOR the Trademark and Advertising Royalty. All payments shall be sent to: Licensing Department, Marble Sportswear, Inc. at 9756 Wilshire Boulevard, Beverly Hills, California 90212. The obligation of LICENSEE to pay royalties is absolute notwithstanding any claim which LICENSEE may assert against LICENSOR. LICENSEE shall not have the right to set-off, reduce or deduct from royalty payments for any reason.

     e. If the payment of any installment of royalties is delayed for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date on which the same became due at the highest rate permitted by law in California.

5.   STATEMENTS AND PAYMENTS
     -----------------------

     Simultaneous with the submission of all payments, but regardless of whether any payment is due, LICENSEE shall submit a quarterly report on the "Statement of Royalties" (Exhibit B), of the number, description and invoice price of each Product sold (by Style Number), the Gross Sales, returns actually received, trade discounts, allowances and markdowns actually granted, the Net Sales, and any other information that may be required for the relevant quarter.

6.   BOOKS OF ACCOUNT AND RECORDS
     ----------------------------

     LICENSEE agrees to keep accurate books of account and records covering all transactions relating to the Licensed Goods. LICENSOR and its authorized representatives shall have the right to examine and copy said books of account and other records; provided, however, that such examination and copying shall be done at the usual place of business (and only during reasonable hours) of LICENSEE, unless such restriction is not required by said LICENSEE. An essential supply analysis may be used in the audit. If there is an error in favor of LICENSEE in excess of two percent (2%) of royalties in each year in computing

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such royalties, all expenses in connection with such inspection and audit should be borne by LICENSEE.

7.   QUALITY CONTROL, ADVERTISING MATERIALS AND MARKETING
     ----------------------------------------------------

     a. LICENSEE agrees to maintain such quality of Licensed Goods sold or otherwise provided under or in connection with the Marks in accordance with specifications set forth by LICENSOR from time to time. LICENSOR reserves the right to inspect all places of manufacture to ensure that the quality required is maintained. Upon request, LICENSEE shall provide to LICENSOR a list of all places where the Licensed Goods are manufactured.

     b. LICENSOR may from time to time require LICENSEE to furnish LICENSOR samples of advertising or other promotional materials to be used in connection with the Licensed Goods. LICENSEE agrees that it will use the Marks in any reasonable manner required by LICENSOR in order to identify the LICENSOR's rights in such Marks.

     c. LICENSEE shall obtain the written approval of LICENSOR of all Licensed Goods prior to manufacture by LICENSEE. Each season, LICENSEE shall submit all items which are to be sold that season for written approval by LICENSOR. Approval for one season is not approval for any other season. Samples of each Licensed Good shall be submitted with the actual fabric to be used for that Licensed Good. The samples shall be submitted with the Licensed Good Approval Form (Exhibit C) and must be accompanied by additional Material/Fabric and/or Color Approval Forms (Exhibit D).

     d. Within two (2) weeks of when each style is produced, LICENSEE shall deliver to LICENSOR at least one (1) finished Licensed Good of each style. If any Licensed Good is not manufactured in strict adherence to the appropriate materials, color, workmanship, designs, dimensions, styling detail and quality approved by LICENSOR, LICENSOR shall notify LICENSEE in writing within ten (10) days. LICENSEE shall promptly correct any problem. The judgment of LICENSOR, exercised in good faith, will be binding and conclusive as to whether or not any Licensed Good meets design or quality standards of the original sample.
LICENSEE agrees that the Marks may not be placed on any Licensed Goods that do not meet such standards or quality standards and, upon receipt of notification that certain Licensed Goods do not meet such standards, LICENSEE must refrain from distributing such non-conforming Licensed Goods, placing the Marks on any other non-conforming products and must repurchase all non-conforming Licensed Goods sold to its customers. If a Licensed Good, as repaired or changed, is still not approved, the Marks shall be promptly removed from the item, at the option of LICENSOR, in which event the item may be sold by LICENSEE, provided it is in no way identified as a Licensed Good.

     e. All advertising or packaging or other business materials relating to any Licensed Goods or bearing the Marks shall be submitted to LICENSOR for prior approval on the Licensed Property Use Approval Form (Exhibit E). LICENSOR may revise or disapprove any items submitted. Approval shall be effective until revoked by LICENSOR. LICENSEE shall, at the option of LICENSOR, include on its business materials an indication

                                      -4-
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of the relationship of the parties in a form approved by LICENSOR.  All uses of the Marks by LICENSEE, including without limitation, use on any business documents, invoices, stationery, advertising, promotions, labels, packaging and otherwise, shall require LICENSOR's prior written consent.

     f. LICENSEE shall sell Licensed Goods only to those specialty shops, department stores and other retail outlets which deal in products similar in quality and prestige to Licensed Goods and whose operations are consistent with the quality and prestige of the Marks. Prior to first shipment, LICENSEE shall submit to LICENSOR for approval the names of all its intended customers. Any additions to this initial customer list shall be submitted on the "Customer Profile Form" (Exhibit F) prior to sale to any new customer. Each January 1, LICENSEE shall send a list of all current customers.

8.   DEFAULT; TERMINATION
     --------------------

     a. In the event that either LICENSOR or LICENSEE is in breach of or default under the terms of this Agreement (a "Default"), the other party may serve on the defaulting party a notice of default ("Notice of Default") specifying the nature of the Default. If the Default is not cured within fifteen (15) days from service of the Notice of Default, the other party may then serve a notice ("Termination Notice") that it is terminating this Agreement and the Agreement shall be automatically terminated.

     b.   This Agreement automatically terminates if:

          i.   LICENSEE does not deliver any payment due to LICENSOR within ten
(10) days of when it is due; or

          ii. there is a change of fifty percent (50%) or more of the ownership of the stock or assets of LICENSEE and the prior written approval of LICENSOR was not obtained.

     c. LICENSOR may cancel the application of Section 8(b) in a particular case, upon written notice to LICENSEE (which shall be binding upon both parties).

     d. Upon termination or expiration of this Agreement for any reason, all rights granted to LICENSEE hereunder shall cease, and LICENSEE will immediately refrain from further use of the Marks, remove all signs displaying the Marks, and destroy or return to LICENSOR all other materials containing, displaying or using the Marks. LICENSEE shall have a period of one-hundred and twenty (120) days following such expiration (but not termination) to sell off any remaining inventory of the Licensed Goods strictly in accordance with this Agreement.

     e. LICENSOR has exclusive ownership of any designs for the Licensed Goods which incorporate any trademark or logo owned by LICENSOR. LICENSEE shall not use any designs owned by LICENSOR after the end of this Agreement.

9.   INDEMNITY AND INSURANCE
     -----------------------

     a. LICENSEE agrees that it is wholly responsible for all goods offered or sold by it and that LICENSOR shall have no liability for or in connection with any services offered, sold or otherwise provided by LICENSEE in connection with the Marks. LICENSEE agrees to indemnify, protect, defend and hold harmless LICENSOR and the officers, directors, shareholders, employees and agents of LICENSOR, from and against any and all claims, demands, causes of action, damages, costs and expenses, including court costs and reasonable attorneys' fees, caused by or arising out of or in connection with the use by LICENSEE of the Marks or the offer, sales or provision of the Licensed Goods by LICENSEE, including without limitation, claims or actions for negligence, breach of contract, strict liability and patent or copyright infringement, except as set forth below.

     b. Without limiting LICENSEE's liability under the indemnity provisions, LICENSEE shall maintain comprehensive general liability insurance in the amount of at least $3,000,000 (combined single limit per occurrence) plus defense costs during the first year of this Agreement, and at least $5,000,000 (combined single limit per occurrence) plus defense costs thereafter. This insurance shall include broad form blanket contractual liability; products and completed operations liability; cross-liability; an endorsement stating that LICENSOR shall receive at least thirty (30) days written notice prior to modification, cancellation or non-renewal of coverage; an endorsement naming LICENSOR as an additional insured; an endorsement stating that the insurance shall be primary as to LICENSOR; and a waiver of subrogation in favor of LICENSOR.

          No later than July 1, 1995, LICENSEE shall furnish certificates of the required insurance policies. Upon request, LICENSEE shall provide copies of policies and endorsements.

     c. LICENSOR agrees to indemnify, protect, defend and hold harmless LICENSEE, and the officers, directors, shareholders, employees and agents of LICENSEE from and against any and all claims, demands, causes of action, damages, costs and expenses, including court costs and reasonable attorney's fees, caused by or arising out of or in connection with the use by LICENSEE of the marks or the offer, sales or promotion of any licensed goods by LICENSEE where such claims, demands, causes of action, damages, costs and expense are occasioned by a claim from third parties that the marks licensed hereunder infringe upon the trademarks and copyrights of another person.

10.  MISCELLANEOUS
     -------------

     10.1   CONFIDENTIALITY
            ---------------

            "Confidential Information" is information including a formula, pattern, compilation, program, device, method, technique, or process that: derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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

            A confidential relationship is created by this Agreement. Each party shall keep confidential, not disclose to others, or take or use for its own purposes (except in connection with its rights and obligations under this Agreement), any Confidential Information of the other. LICENSEE shall have no right of access to LICENSOR'S Confidential Information and waives all right to see such Confidential Information in any dispute. Except as required by law, neither party shall disclose the terms of this Agreement to third parti es.

     10.2   NOTICES
            -------

            Any notice, request, consent or communication (collectively a "Notice") under this Agreement shall be effective only if it is in writing and
(a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) telexed or telecopied with receipt confirmed as follows:

            LICENSOR:       Marble Sportswear, Inc.
                            Attn: Licensing Department Boulevard
                            9756 Wilshire Boulevard
                            Beverly Hills, California  90212
                            Telephone:  (310) 246-5555
                            Facsimile:  (310) 247-9045

            LICENSEE:       Yes Clothing Co.
                            Attn: Chief Financial Officer
                            1380 W. Washington
                            Los Angeles, California  90007
                            Telephone:  (213) 765-7800
                            Facsimile:  (213) 628-0326

     10.3   ASSIGNMENT
            ----------

            LICENSEE shall not assign this Agreement without the prior written approval of LICENSOR. LICENSOR may assign this Agreement.

     10.4   ENTIRE AGREEMENT; MODIFICATION
            ------------------------------

            This Agreement contains the complete expression of the Agreement between the parties with respect to the matter addressed herein and there are not promises, representation, or inducements except as herein provided. The terms and provisions of the Agreement may not be modified, supplemented or amended except in writing signed by both parties hereto. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

     10.5   APPLICABLE LAW
            --------------

            All questions concerning this Agreement, the rights and obligations of the parties, its enforcement, and its validity, effect, interpretation and construction which are governed by state law shall be determined under the laws of the State of California.

     10.6   SEVERABILITY
            ------------

            The provisions of this Agreement are severable, and if any provision shall be held illegal, invalid, or unenforceable, the parties affected thereby shall substitute for the affected provision an enforceable provision that approximates the intent and economic benefit of the affected provision as closely as possible, but all other provisions shall continue in full force and effect

     10.7   NO WAIVER
            ---------

            Failure by either party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

     10.8   HEADINGS
            --------

            All article or section headings in this Agreement are for reference only and shall not be deemed control or affect in any way the meaning or construction of any of the provisions hereof.

     10.9   COUNTERPARTS
            ------------

            This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

     10.10  ARBITRATION
            -----------

            Except as provided, all disputes arising out of or relating to this Agreement shall be settled and determined by arbitration only in Los Angeles, California.

            10.10.1 Arbitration shall be before three arbitrators, at least one of whom shall be an attorney with experience in trademark matters and at least one of whom shall be a certified public accountant. The Arbitrators shall be bound by the terms and conditions of this Agreement and shall have no power, in rendering their award, to alter or depart from any express provision of this Agreement, and their failure to observe this limitation shall constitute grounds for vacating their award. The Arbitrators shall not have jurisdiction to award punitive damages, but may award attorneys fees and costs as they determine appropriate.

            10.10.2 The Arbitrators shall have the power to award specific performance or permanent injunctive relief and other rights or monies in accordance with the provisions of this Agreement. All provisional remedies shall be the exclusive jurisdiction of the Courts. LICENSEE acknowledges and admits that the Marks possess a special, unique and extraordinary character, which makes difficult the assessment of monetary damages which LICENSOR might sustain by any use which is inconsistent with this Agreement, and that irreparable injury would be caused to LICENSOR thereby, such that injunctive and similar relief would be appropriate in the event of any such uses. Without prejudice to any other right and/or remedy either party may have under this Agreement or the law, if, after notice, the other party fails to take any action which it is obligated to take under this Agreement, including without limitation, providing any information and submitting required reports, products or uses of the Marks, then the non-breaching party shall be entitled to an award of specific performance to compel such action.

            10.10.3 The parties preserve all of their respective rights to provisional remedies which they would have at law or equity, including injunctive or similar relief. LICENSOR reserves the right to obtain injunctions and other declaratory relief to protect its trademarks and goodwill.

            10.10.4 Any award of the Arbitrators shall be final and binding upon the parties and judgment may be entered in the courts of the State of California or any United States court in California. LICENSEE waives any objection to (a) personal jurisdiction; (b) venue; and (c) service of process of any United States Federal court or California state court in Los Angeles County, California, United States of America.

            10.10.5 Any claim is barred and waived unless the claimant institutes arbitration proceedings prior to the date when any action in court would be barred by the statute of limitations. The failure to institute arbitration proceedings prior to the expiration of the applicable statute of limitations constitutes an absolute bar to the institution of any arbitration or other proceeding by either party. All issues relating to the statute of limitations barring or preventing the commencement of proceedings shall be determined in court proceedings, and the Arbitrators shall not have power or jurisdiction to determine such issues.

     IN WITNESS WHEREOF, this License Agreement has been duly executed by the parties hereto as of the date first written above.

LICENSEE:                                    LICENSOR:

YES CLOTHING CO.,                            MARBLE SPORTSWEAR, INC.,
A CALIFORNIA CORPORATION                     A CALIFORNIA CORPORATION



By: /s/ Jeffrey Busse                        By: /s/ Georges Marciano
    -------------------------------              ----------------------------

Name: Jeffrey Busse                          Name: Georges Marciano
      -----------------------------                --------------------------

Title: Controller
       ----------------------------


Dated as of April 1, 1995

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